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                                                                   EXHIBIT 23.03


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Arris Group, Inc. on Form S-3 of our report dated January 26, 2001 (April 9, 2001 as to the third paragraph of Note 10) (June 22, 2001 as to Note 11), (relating to the financial statements of Arris Interactive LLC, which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement described in Note 11), appearing in registration statement No. 333-61524 on Form S-4, as amended, of Broadband Parent Corporation. We also consent to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement of Arris Group, Inc. on Form S-3.


/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 16, 2002